Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIKING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0913802
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

134 Flanders Road Westborough, MA	01581
(Address of principal executive offices)	(Zip Code)

Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan

(Full title of the plans)

Copy to:
John Kennedy Chief Executive Officer Viking Systems, Inc. 134 Flanders Road Westborough, MA 01581 (508) 366-3668	Amy M. Trombly, Esq. Trombly Business Law, PC 1320 Centre Street, Suite 202 Newton, MA 02459 (617) 243-0060
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, issued under the Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan	3,000,000 (3)	$0.21	$630,000	$72.20

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan described herein.

(2)	Estimated solely for calculating the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock on March 7, 2012, as reported on the OTC Bulletin Board.

(3)	On November 10, 2011, the Registrant’s board of directors approved 3,000,000 additional shares to be issued under the Registrant’s Amended and Restated 2008 Equity Incentive Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.       PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the employee participants in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act of 1933.

ITEM 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Investor Relations, 134 Flanders Road, Westborough, MA 01581, telephone (508) 366-3668.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed February 29, 2012, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)	The Registrant’s Current Report on Form 8-K filed February 29, 2012;

c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-K referred to in (a) above; and

d)	The description of the Registrant’s common stock contained in the Registrant’s Post Effective Amendment No. 2 to its Registration Statement on Form SB-2 (Registration No. 333-135236) filed on September 25, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant. No expert or counsel has any contingent based agreement with the Registrant or any other interest in or connection to the Registrant.

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ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations. As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant provide that:

•	The Registrant shall indemnify and hold harmless, to the fullest extent permitted by Delaware General Corporation Law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative proceedings, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with proceedings.

•	The Registrant shall have the power to indemnify any employee or agent of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any proceedings by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceedings.

•	The Registrant shall pay the expenses incurred by its directors and officers, and may pay the expenses incurred by an employee or agent of the Registrant, in connection with defending proceedings, except that such person shall undertake to repay such all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

•	If a claim for indemnification or payment of expenses under the applicable section of the Registrant’s Amended and Restated Bylaws has not paid in full within sixty days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

•	The Registrant will not be required pursuant to the Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors.

•	The rights conferred in the Registrant’s Amended and Restated Bylaws are not exclusive, and the Registrant is authorized to purchase and maintain insurance on behalf of its current and former directors, officers, employees and agents, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.

•	The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

•	Any repeal or modification of the Registrant’s Amended and Restated Bylaws shall not adversely affect any right or protection of any person covered under the Registrant’s Amended and Restated Bylaws in respect to any act or omission occurring prior to the time of such repeal or modification.
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The Registrant may enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.      EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Trombly Business Law, PC (filed herewith).
10.1	Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan (filed herewith).
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP (filed herewith).
23.2	Consent of Trombly Business Law, PC (included in Exhibit 5.1 filed herewith).

ITEM 9.      UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) (3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts, on the 9th day of March, 2012.

VIKING SYSTEMS, INC.
By	/s/ John Kennedy
John Kennedy
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Kennedy John Kennedy	President, Chief Executive Officer, and Director (Principal Executive Officer)	March 9, 2012

/s/ Robert Mathews	Executive Vice President and Chief Financial Officer	March 9, 2012
Robert Mathews	(Principal Financial and Principal Accounting Officer)

/s/ William C. Bopp	Chairman of the Board of Directors	March 9, 2012
William C. Bopp
/s/ Joseph A. De Perio	Director	March 9, 2012

Joseph A. De Perio

/s/ Hooks K. Johnston	Director	March 9, 2012

Hooks K. Johnston

/s/ Amy S. Paul	Director	March 9, 2012

Amy S. Paul

/s/ William Tumber	Director	March 9, 2012

William Tumber

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